Exhibit
No.

2.2

                   FIRST AMENDMENT TO AGREEMENT OF SALE

     THIS FIRST AMENDMENT TO AGREEMENT OF SALE (this "Amendment") is made and entered into as of this 24th day of April, 1996, by and between BALCOR/COLONIAL STORAGE INCOME FUND - 86, an Illinois limited partnership ("Seller"), and STORAGE TRUST PROPERTIES, L.P., a Delaware limited partnership ("Purchaser").

                                RECITALS:

     A. Seller and Purchaser are parties to that certain Agreement of Sale, dated March 5, 1996, as amended ("Agreement"), pursuant to which Purchaser has agreed to purchase and Seller has agreed to sell certain Real Properties (as defined in the Agreement).

     B. Seller and Purchaser desire to amend the Agreement in accordance with the terms of this Amendment.

                                 AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. All terms not otherwise defined herein shall have the meanings ascribed to each in the Agreement.

     2. Paragraph 5.3 of the Agreement is (i) hereby deleted in its entirety and (ii) hereby replaced by the following Paragraph 5.3:

        5.3 If Purchaser establishes any Unpermitted Exception in accordance with the terms set forth in Paragraph 5.2 herein, Seller shall have ten (10) days from receipt of the Unpermitted Exception Notice to cure said Unpermitted Exception (the parties agreeing that except as specifically set forth in Paragraph 5.4, Seller shall not be required to cure any Unpermitted Exceptions with the payment of money). If Seller is unable to cure all Unpermitted Exceptions at no cost to Seller on or before the expiration of said ten (10) days, then within the next ten
             (10)-day period Seller shall determine the "Title Costs" (hereinafter defined) with respect to the Unpermitted Exceptions which Seller has been unable to cure. If the Title Insurer is unwilling to insure over the Unpermitted Exceptions and the Unpermitted Exceptions cannot be cured with the payment of money, then Purchaser shall take title to the Real Properties subject to said Unpermitted Exceptions without a reduction in the Purchase Price. If the Title Insurer is willing to insure over the Unpermitted Exceptions or if the Unpermitted Exceptions can be cured with the payment of money, then the amount required to cure or remove the Unpermitted Exceptions or to cause the Title Insurer to insure over the Unpermitted Exceptions shall be referred to as the "Title Costs", which shall be paid in the manner specified in Paragraph 5.4.

     3. Paragraph 5.4 of the Agreement is (i) hereby deleted in its entirety and (ii) hereby replaced by the following Paragraph 5.4:

              5.4  Seller shall bear the responsibility for the Title
                   Costs in an amount not to exceed $50,000.00 of aggregate Title Costs. Purchaser shall bear responsibility for any Title Costs in excess of $50,000.00. At Closing, Purchaser shall receive a credit to the Purchase Price equal to the lesser of (a) the aggregate sum of the Title Costs or (b) $50,000.00, and Purchaser shall take title to the Property subject to all Unpermitted Exceptions (except for such Unpermitted Exceptions removed or cured by Seller in accordance with Paragraphs 5.3). For example, assuming for illustrative purposes only, if the Title Costs equal $30,000.00, then Purchaser would receive a $30,000.00 credit at Closing. If instead, the Title Costs equal $70,000.00, then Purchaser would only receive a $50,000.00 credit at Closing. In no event shall Seller have any obligation to incur any Title Costs greater than $50,000.00, and in no event shall Purchaser have the right to terminate the Agreement as a result of the amount of the Title Costs.

     4. Notwithstanding anything contained herein or in the Agreement to the contrary, at Closing, Purchaser shall receive an additional credit for verifiable costs incurred by Purchaser in connection with any Phase II Environmental Reports which Purchaser causes to be undertaken at any time prior to Closing in an amount not to exceed $17,500.

     5. Paragraph 10.2.1 of the Agreement is (i) hereby deleted in its entirety and (ii) replaced by the following Paragraph 10.2.1:

       10.2.1 the Deeds, subject to the Permitted Exceptions and the Unpermitted Exceptions (except for such Unpermitted Exceptions removed or cured by Seller in accordance with Paragraph 5.3);

     6. Except as specifically modified by this Amendment, the Agreement shall remain in full force and effect in accordance with the terms thereof and is hereby adopted, ratified, and confirmed. All references in the Agreement to the "Agreement" shall hereafter refer to the Agreement as amended by this Amendment.

     7. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. In addition, this Amendment may contain more than one counterpart of the signature page and this Amendment may be executed by the affixing of the signatures of each of the parties to one of such counterpart signature pages. All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

     8. The parties hereto agree that a facsimile copy of the signature of the person executing this Amendment shall be effective as an original signature and legally binding and effective as an execution counterpart thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.



                              PURCHASER:

                              STORAGE TRUST PROPERTIES, L.P., a Delaware limited partnership

                              By:  Storage Trust Realty, a Maryland Real
                                   Estate Investment Trust, Sole General
                                   Partner


                                   By: ____________________________________
                                   Name:___________________________________
                                   Its: ___________________________________


                              SELLER:

                              BALCOR/COLONIAL STORAGE INCOME FUND - 86, an
                              Illinois limited partnership

                              By:  Balcor Storage Partners - 86, an
                                   Illinois general partnership, a General
                                   Partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, its General Partner


                                   By:
                                   Name:
                                   Its:

                              By:  Colonial Storage 86, Inc., a Texas
                                   corporation, a General Partner


                                   By:
                                   Name:
                                   Its: